Irrevocable Proxy and Voting Agreement

This Irrevocable Proxy and Voting Agreement (this "Agreement") is made and entered into, effective as of May 12, 2014 (the "Effective Date"), by and between West Coast Opportunity Fund, LLC, a Delaware limited liability company ("WCOF"), and Montecito Venture Partners, LLC, a Delaware limited liability company ("MVP"), with reference to the following facts:

Recitals:

A. WCOF owns 51,592,871 shares (the "WCOF Shares") of the common stock of EnerJex Resources, Inc., a Nevada corporation ("EnerJex"), representing approximately 45% of the issued and outstanding voting stock of EnerJex.

B. MVP owns 4,176,312 shares of the common stock of EnerJex and 2,417,660 shares of the Series A Preferred Stock of EnerJex (the "MVP Shares"), representing approximately 6% of the issued and outstanding voting stock of EnerJex.

C. WCOF and MVP have agreed to execute this Agreement in order to memorialize their agreement that MVP shall vote all of its “MVP Voting Securities” (as defined below) in favor of such nominees to the Board of Directors as WCOF determines to be appropriate.

Agreements:

Now, Therefore, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the term:

(a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean such ownership, control or power to direct the voting or investment with respect thereto. Securities Beneficially Owned by MVP shall include securities Beneficially Owned by all other persons with whom MVP would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act, as amended.

(b) "Change of Control Transaction" means mean any transaction, or series of related transactions, involving (i) a sale of more than fifty percent (50%) of the outstanding shares of EnerJex's capital stock; (ii) any sale of all or substantially all of the assets of EnerJex other than in the ordinary course of EnerJex's business; or (iii) a merger, consolidation, or other similar reorganization transaction in which persons who were stockholders of EnerJex immediately prior to the closing thereof own, immediately after such closing, fifty percent (50%) or less of the outstanding capital stock of EnerJex or the surviving corporation, as the case may be.

(c) "MVP Voting Securities" collectively shall mean and include the MVP Shares and all of other voting securities in EnerJex that are Beneficially Owned by MVP as of the date of this Agreement (as set forth on the signature page hereof), and all other voting securities of EnerJex that MVP hereafter may acquire.

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2. Voting Agreement. MVP hereby covenants and agrees with WCOF that subject to Section 3(c), below, at any meeting of EnerJex's stockholders, however called, and in connection with any written consent of EnerJex's stockholders, MVP shall vote the MVP Voting Securities as of the date of such meeting or written consent, (i) in favor of the election of such nominees to the Board of Directors of EnerJex as WCOF approves in writing, and (ii) against the election of such nominees to the Board of Directors of EnerJex as WCOF disapproves in writing.

3. Irrevocable Proxy.

(a) Appointment. For the term of this Agreement, MVP hereby constitutes and appoints WCOF, which shall act by and through Lance W. Helfert or R. Atticus Lowe (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of EnerJex's stockholders, and in connection with any written consent of EnerJex's stockholders, (i)  in favor of the election of such nominees to the Board of Directors of EnerJex as WCOF approves in writing, and (ii) against the election of such nominees to the Board of Directors of EnerJex as WCOF disapproves in writing.

(b) Irrevocable. The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies granted by MVP. MVP shall not grant to any person any proxy which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of MVP.

(c) Exercise. The Proxy Holder may exercise the proxy granted herein, only during the term of this Agreement, and shall have the right to vote the MVP Voting Securities at any meeting of EnerJex's stockholders and in any action by written consent of EnerJex's stockholders in accordance with the provisions of Section 3(a). Unless expressly requested by WCOF or the Proxy Holder in writing, MVP shall not vote any or all of the MVP Voting Securities, with respect to the matters described in Section 3(a) above, at any such meeting or in connection with any such written consent of stockholders with respect to the matters described in Section 3(a); provided that MVP may vote the MVP Voting Securities with respect to all other matters. The vote of the Proxy Holder shall control in any conflict between a vote of or written consent with respect to the MVP Voting Securities by Proxy Holder and a vote or action by MVP with respect to the MVP Voting Securities.

4. Other Covenants, Representations and Warranties. MVP hereby represents and warrants to and covenants with WCOF as follows:

(a) Ownership of MVP Voting Securities. MVP is the Beneficial Ownership of all the MVP Shares. On the date hereof, the MVP Shares constitute all of the voting securities of EnerJex beneficially owned by MVP. MVP has voting power with respect to the matters set forth in Section 2 and Section 3(a), above, with respect to all of the MVP Voting Securities, with no limitations, qualifications or restrictions on such rights.

(b) Power; Binding Agreement. MVP has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.

(c) Restriction on Transfer, Proxies and Non-Interference. Except as otherwise expressly contemplated by this Agreement, during the term of this Agreement, MVP shall not, directly or indirectly: (i) grant any proxies or powers of attorney with respect to any MVP Voting Securities or deposit any MVP Voting Securities into a voting trust or enter into a voting agreement with respect to any MVP Voting Securities.

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5. Term and Termination. The term of this Agreement, including without limitation the proxy granted pursuant to Section 3 hereof and MVP's covenants and agreements contained herein with respect to the MVP Voting Securities, shall commence on the effective date of this Agreement and shall terminate immediately upon the earliest to occur of: (a) the date that is ten (10) years from the date hereof; (b) the Closing of a Change of Control Transaction with respect to EnerJex; or (c) upon ninety (90) days' advance written notice by either party to the other party.

6. Remedies. Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach or threatened breach by MVP of any representation, warranty, covenant, agreement or obligation set forth in this Agreement prior to such termination of this Agreement, WCOF shall have all remedies available under applicable law, including but not limited to (a) obtaining equitable relief to prevent such breach, and (b) obtaining an order of specific performance requiring MVP to comply with MVP's obligations hereunder.

7. Miscellaneous.

(a) adequate consideration. MVP acknowledges and agrees that the execution and delivery of this Agreement by WCOF constitutes full and adequate consideration for MVP's execution and delivery of this Agreement and MVP's performance of its obligations under this Agreement.

(b) Entire Agreement; Amendments. This Agreement (i) represents the entire understanding of the parties regarding the subject matter hereof, and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof, and (ii) may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be given and received (i) when delivered in person, (ii) on the date on which transmitted by facsimile provided that there is a written receipt evidencing a successful transmission, (iii) on the third (3rd) business day after the date on which deposited in the United States mail in a sealed envelope, postage prepaid, or (iv) on the next business day after the date on which deposited in a sealed envelope with a nationally-recognized overnight courier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email address for such party on the signature page hereof, or such other address or facsimile number, notice of which is provided in a manner permitted by this Section 8(c).

(d) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that (i) in connection with any assignment that is consented to by the other party, (A) the rights and duties created herein shall attach to the MVP Voting Securities and be binding upon any person to whom legal or beneficial Ownership shall pass by operation of law, and (B) notwithstanding any transfer of the MVP Voting Securities, MVP shall remain liable for the performance of all obligations imposed upon MVP under this Agreement, and (ii) WCOF may, in its sole discretion and without the prior written consent of MVP, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of WCOF.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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(f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g) Governing Law; Venue; Specific Performance; Waiver of Jury Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(i) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(ii) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement, binding on each signatory thereto.

[Signatures appear on the following page.]

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In Witness Whereof, WCOF and MVP have executed this Agreement, effective as of the Effective Date set forth above.

"WCOF:"

West Coast Opportunity Fund, LLC, a Delaware limited liability company

By       West Coast Asset Management, Inc., a California corporation, its Managing Member

By

Name & title:

Address, Facsimile & Email for Notices:

West Coast Opportunity Fund, LLC

c/o West Coast Asset Management, Inc.

ATTN: Mr. Lance W. Helfert

1205 Coast Village Road

Montecito, CA 93108

Telephone No.: (805) 653-5333

Facsimile No.: (805) 648-6466

Email: compliance@wcam.com

“MVP:”

Montecito Venture Fund, LLC, a Delaware limited liability company

By

Name & title:

Address, Facsimile & Email for Notices:

Montecito Venture Fund, LLC

c/o West Coast Asset Management, Inc.

ATTN: Mr. R. Atticus Lowe

1205 Coast Village Road

Montecito, CA 93108

Telephone No.: (805) 653-5333

Facsimile No.: (805) 648-6466

Email: alowe@wcam.com

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